EXHIBIT 16
                                   ----------

                           SCHEDULE FOR COMPUTATION OF
                          PERFORMANCE QUOTATIONS OF THE
                         PURISIMA TOTAL RETURN BOND FUND

                              TOTAL RETURN FORMULA


                            n
                      P(1+T)   = ERV


Where:                P        =       a hypothetical initial payment of $1,000

                      T        =       average annual total return

                      n        =       number of years

                    ERV        =       ending redeemable value of a hypothetical
                                       $1,000 payment made at the beginning of the 1-, 5- or 10-year periods at the end of the 1-, 5- or 10-year periods (or fractional portion thereof)


For the period October 28, 1986 (inception) to August 31, 1997:

          $1,000(1+T) = $1,187.00 or an average annual compounded rate of 18.70%